For Immediate Release

Ferro Reports 2010 Second-Quarter Results

•	Net sales grow to $543 million, a 36 percent increase from the 2009 second quarter

•	Gross profit percentage increases to 22.5 percent from 16.3 percent in the prior-year quarter

•	Increased demand and restructuring programs drive improved profitability

•	Full-year 2010 sales and adjusted EBITDA outlook increased

CLEVELAND, Ohio – July 26, 2010 – Ferro Corporation (NYSE: FOE, the “Company”) today announced net sales of $543 million for the three months ended June 30, 2010, an increase of 36 percent from net sales of $399 million in the second quarter of 2009.

Income from continuing operations for the 2010 second quarter was $7.6 million, or $0.08 per diluted share, compared with a loss of $11.1 million, or $0.27 per diluted share, in the second quarter of 2009. The improvement was primarily the result of higher sales volume. Increased restructuring charges, higher selling, general and administrative expense and increased income tax expense partially offset the benefits of the higher sales volume. In the 2010 second quarter, the operating results included net pre-tax charges of $26.6 million. These charges included restructuring charges of $21.2 million partially offset by a net pre-tax gain of $7.8 million resulting from a business combination. The Company recorded other pre-tax charges of $13.2 million during the second quarter, primarily related to manufacturing rationalization and other expense reduction activities, and an increased environmental reserve. In the second quarter of 2009, the loss from continuing operations included net pre-tax charges of $6.4 million primarily related to manufacturing rationalization and other cost-reduction actions.

“Our excellent second-quarter results demonstrate the progress we have made to reduce costs and grow our global business,” said Chairman, President and Chief Executive Officer James F. Kirsch. “The operating leverage that we have created through our manufacturing rationalization programs is delivering strong improvements in profitability. I am extremely proud of the achievements of Ferro employees around the world as they continue to demonstrate their commitment to winning. The Ferro organization is ready to pursue further opportunities for future growth.”

2010 Second-Quarter Results

Net sales increased 36 percent compared with the second quarter of 2009 as customer demand continued to recover from the global economic downturn in 2009. In the second quarter of 2010, demand continued in a pattern of sequential growth that began in the second quarter of 2009. Compared with the 2009 second quarter, increased sales volume contributed 30 percentage points to the growth in sales while changes in product mix and price contributed 8 percentage points of sales growth. Changes in foreign currency exchange rates reduced sales growth by approximately 2 percentage points. Increased sales of precious metals, including changes in both price and volume, accounted for approximately 10 percentage points of the overall sales increase compared with the prior-year period.

Gross profit percentage increased to 22.5 percent of net sales for the quarter, compared with 16.3 percent of net sales in the second quarter of 2009. The increase was a result of a combination of higher sales volume, cost reductions achieved through restructuring initiatives and reduced staffing and benefits from changes in product pricing and mix. In the 2010 second quarter, gross profit was reduced by $2.5 million as a result of charges primarily for accelerated depreciation and other costs related to the Company’s manufacturing rationalization programs.

Selling, general and administrative (“SG&A”) expense increased by $7.4 million compared with the second quarter of 2009. SG&A expense declined to 12.9 percent of sales in the 2010 second quarter compared with 15.6 percent in the prior-year period. The primary drivers of the increase in SG&A spending on a dollar basis were higher accruals for incentive compensation and higher special charges. Included in SG&A expense during the 2010 second quarter were charges of $5.6 million, including severance and other costs related to manufacturing rationalization initiatives and corporate development expenses. SG&A expense in the second quarter of 2009 included $3.0 million in charges, primarily related to expense reduction actions and manufacturing rationalization related charges.

Income increased in all segments except Pharmaceuticals compared with the prior-year period. Segment income increased in Electronic Materials due to increased demand for many of the unit’s products, particularly metal powders and silver and aluminum pastes used by manufacturers of solar cells. Segment income in Performance Coatings and Color and Glass Performance Materials improved due to higher sales volumes and reduced costs. Restructuring programs currently underway in France, Portugal and Australia are expected to further reduce costs in the Color and Glass Performance Materials operations during the remainder of 2010. Segment income also increased in Polymer Additives and Specialty Plastics due to a combination of higher sales volumes, reduced manufacturing costs and expense reductions.

Restructuring charges increased to $21 million in the second quarter of 2010. Employee severance charges, related to initiatives to close one manufacturing plant in France and two plants in the Netherlands, were the primary drivers of the restructuring charges in the quarter.

Interest expense declined in the 2010 second quarter to $14 million from $17 million in the second quarter of 2009. The primary driver of the decline in interest expense was a decline in average borrowing levels compared with the prior-year quarter. Lower average interest rates also contributed to the decline in interest expense. Included in the second quarter interest expense was a non-cash write-off of $1.5 million in unamortized fees related to a $50 million pay down of the Company’s term loan debt.

Total debt on June 30, 2010 was $353 million, a decrease of $71 million from December 31, 2009. In addition, at the end of the 2010 second quarter the Company had net proceeds of $2.6 million from international receivables factoring programs. Net proceeds from international receivables factoring on December 31, 2009 were $10.3 million.

During the second quarter, cash deposits related to precious metals declined to $56 million from $107 million on March 31, 2010, primarily as a result of reduced collateral requirements from participants in the Company’s precious metal leasing program.

Agreement to Acquire Assets in Egypt

The Company has signed an agreement to purchase a newly constructed manufacturing plant for frits and glazes in Fayoum, Egypt. The acquisition will allow the Company to cost-effectively serve the growing tile manufacturing market in Egypt, the Middle East and North Africa. The closing of the transaction is subject to governmental approvals, which are expected to be received in the 2010 third quarter.

2010 Outlook Update

Customer demand is expected to follow historical seasonal trends during 2010, with higher sales and profitability in the first half of the year compared with the second half. Reductions in the Company’s cost structure that were accomplished in 2009 are expected to provide improved profitability in 2010. In addition, the Company continues to execute additional manufacturing rationalization and expense reduction initiatives during 2010, including plant closings and staffing reductions.

The Company’s current outlook for 2010 assumes that worldwide real GDP growth will recover to greater than 2% and that there will not be a return to recessionary conditions in the Company’s major regional markets in the United States, Europe and Asia.

Based on these assumptions and the first half results, the Company has increased its estimates for 2010 financial performance. The Company currently estimates full-year 2010 net sales will increase between 15 and 20 percent compared with 2009, to between $1.9 billion and $2.0 billion. Adjusted EBITDA is expected to be in the range of $240 million to $255 million in 2010, compared with a previous outlook of $190 million to $210 million. Both sales and adjusted EBITDA are expected to be higher in the first half of 2010 than the second half of the year, consistent with the Company’s normal seasonal trends.

Additional assumptions in the Company’s outlook for 2010 include:

•	Capital expenditures of approximately $60 million;

•	Completion of currently planned restructuring projects by the end of 2010;

•	Pension expense of approximately $24 million and cash contributions to the Company’s worldwide pension plans of approximately $25 million;

•	Depreciation and amortization of $80 million to $85 million, excluding accelerated depreciation associated with manufacturing rationalization projects; and

•	Interest expense of approximately $48 million, assuming no further return of cash collateral for precious metal leases.

Ferro expects to update its annual sales and adjusted EBITDA estimates in the third quarter earnings release to reflect regional economic conditions, progress on the Company’s manufacturing rationalization programs, and updated customer demand forecasts.

Non-GAAP Measures

Adjusted EBITDA is equal to income (loss) before taxes, plus interest expense, depreciation and amortization, restructuring, impairment and other special charges.

Adjusted EBITDA is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The measure is presented here because it provides additional information in a manner that is commonly used by investors and reported by third-party analysts. The amount and timing of restructuring, impairment and other special charges are difficult to forecast due to the number of restructuring and other cost-reduction projects currently underway within the Company and the uncertainty of factors that determine future charges, which make a detailed reconciliation to the most directly comparable U.S. GAAP measure impractical.

Conference Call

The Company will host a conference call to discuss its 2010 second-quarter results, update its 2010 outlook, and its outlook for general business conditions on Tuesday, July 27, 2010, at 10:00 a.m. Eastern time. To participate in the call, dial 888-603-7018 if calling from the United States or Canada, or dial 210-234-0120 if calling from outside North America. When prompted, refer to the pass code, FOE, and the conference leader, David Longfellow. Please call approximately 10 minutes before the conference call is scheduled to begin.

An audio replay of the call will be available from noon Eastern time on July 27th through 9 p.m. Eastern time on August 2nd. To access the replay, dial 866-511-5160 if calling from the United States or Canada, or dial 203-369-1959 if calling from outside North America.

The conference call also will be broadcast live over the Internet and will be available for replay through the end of the second quarter. The live broadcast and replay can be accessed through the Investor Information portion of the Company’s Web site at www.ferro.com. A podcast of the conference call will also be available on the Company’s Web site.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, solar energy, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products.

Headquartered in Cleveland, Ohio, the Company has approximately 5,200 employees globally and reported 2009 sales of $1.7 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following:

•	Demand in the industries into which the Company sells its products may be unpredictable, cyclical or heavily influenced by consumer spending;

•	The effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	The Company’s ability to successfully implement and/or administer its restructuring programs;

•	The Company’s ability to access capital markets, borrowings, or financial transactions;

•	The Company’s borrowing costs could be affected adversely by interest rate increases;

•	The availability of reliable sources of energy and raw materials at a reasonable cost;

•	Competitive factors, including intense price competition;

•	Currency conversion rates and changing global economic, social and political conditions;

•	The impact of future financial performance on the Company’s ability to utilize its significant deferred tax assets;

•	Liens on Ferro assets by lenders could affect the Company’s ability to dispose of property and businesses;

•	Restrictive covenants in the Company’s credit facilities could affect strategic initiatives and its liquidity;

•	Increasingly aggressive domestic and foreign governmental regulations on hazardous materials and regulations affecting health, safety and the environment;

•	The Company’s ability to successfully introduce new products;

•	Stringent labor and employment laws and relationships with employees;

•	The Company’s ability to fund employee benefit costs, especially post-retirement costs;

•	Risks and uncertainties associated with intangible assets;

•	Potential limitations on the use of operating loss carryforwards and other tax attributes due to significant changes in the ownership of Ferro’s common stock;

•	The Company’s presence in the Asia-Pacific region where it can be difficult to compete lawfully;

•	The identification of any material weaknesses in internal controls in the future could affect the Company’s ability to ensure timely and reliable financial reports;

•	Uncertainties regarding the resolution of pending and future litigation and other claims;

•	The Company’s inability to pay dividends on our common stock in the foreseeable future; and

•	Other factors affecting the business beyond the Company’s control, including disasters, accidents, and governmental actions.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Additional information regarding these risks can be found in Ferro’s Annual Report on Form 10-K for the period ended December 31, 2009.

# # #

INVESTOR CONTACT:
David Longfellow
Director, Investor Relations, Ferro Corporation
Phone: 216-875-7155
E-mail: longfellowd@ferro.com

MEDIA CONTACT:
Mary Abood
Director, Corporate Communications, Ferro Corporation
Phone: 216-875-6202
E-mail: aboodm@ferro.com

Ferro Corporation and Consolidated Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share amounts)	2010	2009	2010	2009

Net sales	$543,485	$399,277	$1,036,350	$757,086
Cost of sales	421,155	334,048	807,086	636,611

Gross profit	122,330	65,229	229,264	120,475

Selling, general and administrative expenses	69,852	62,480	140,800	130,608
Impairment charges	0	0	2,202	0
Restructuring charges	21,205	(309)	32,335	1,089
Other expense (income):
Interest expense	13,766	17,190	26,677	28,364
Interest earned	(133)	(205)	(464)	(473)
Foreign currency (gains) losses, net	(302)	1,100	3,246	2,929
Miscellaneous (income) expense, net	(3,571)	321	(4,822)	854

Income (loss) before income taxes	21,513	(15,348)	29,290	(42,896)
Income tax expense (benefit)	13,919	(4,276)	22,508	(12,095)

Income (loss) from continuing operations	7,594	(11,072)	6,782	(30,801)
Loss on disposal of disc. operations, net of income taxes	0	(116)	0	(358)

Net Income (loss)	7,594	(11,188)	6,782	(31,159)
Less: Net income (loss) attributable to noncontrolling interests	494	620	(250)	984

Net income (loss) attributable to Ferro Corporation	7,100	(11,808)	7,032	(32,143)
Dividends on preferred stock	(165)	(199)	(330)	(370)

Net income (loss) attributable to Ferro Corporation shareholders	$6,935	($12,007)	$6,702	($32,513)

Per common share data:
Basic earnings (loss) attributable to Ferro Corporation common shareholders:
From continuing operations	$0.08	($0.27)	$0.08	($0.72)
From discontinued operations	0.00	0.00	0.00	(0.01)

	$0.08	($0.27)	$0.08	($0.73)

Diluted earnings (loss) attributable to Ferro Corporation common shareholders:
From continuing operations	$0.08	($0.27)	$0.08	($0.72)
From discontinued operations	0.00	0.00	0.00	(0.01)

	$0.08	($0.27)	$0.08	($0.73)

Cash dividends declared	$0.00	$0.00	$0.00	$0.01

Shares outstanding:
Basic	85,782,929	44,701,407	85,809,269	44,533,474
Diluted	86,429,165	44,701,407	86,430,832	44,533,474
End of Period	85,784,262	44,715,684	85,784,262	44,715,684

Ferro Corporation and Consolidated Subsidiaries
Segment Net Sales and Segment Income (Unaudited)

	Three Months		Six Months Ended
(Dollars in thousands)	Ended June 30,		June 30,
	2010	2009	2010	2009
Segment Net Sales
Electronic Materials	$174,528	$100,570	$321,761	$183,059
Performance Coatings	142,137	117,333	270,328	225,921
Color and Glass Perf. Materials	97,697	76,350	197,029	143,766
Polymer Additives	79,664	62,998	154,140	122,445
Specialty Plastics	43,359	36,934	81,732	71,793
Pharmaceuticals	6,100	5,092	11,360	10,102

Total Segment Net Sales	$543,485	$399,277	$1,036,350	$757,086

Segment Income
Electronic Materials	$37,397	$6,387	$65,879	$8,804
Performance Coatings	14,422	6,225	23,904	5,626
Color and Glass Perf. Materials	9,982	2,223	17,265	(232)
Polymer Additives	2,836	1,588	6,827	3,477
Specialty Plastics	3,503	2,709	5,322	4,171
Pharmaceuticals	(271)	214	(146)	327

Total Segment Income	67,869	19,346	119,051	22,173

Unallocated corp. expenses	15,391	16,597	30,587	32,306
Impairment charges	0	0	2,202	0
Restructuring charges	21,205	(309)	32,335	1,089
Interest Expense	13,766	17,190	26,677	28,364
Other (income) expense, net	(4,006)	1,216	(2,040)	3,310

Income (loss) before income taxes from continuing operations	$21,513	($15,348)	$29,290	($42,896)

Ferro Corporation and Consolidated Subsidiaries
Condensed Consolidated Balance Sheets

(Dollars in thousands)	June 30,	December 31,
	2010	2009
Assets	(Unaudited)	(Audited)
Current assets:
Cash and cash equivalents	$29,732	$18,507
Accounts and trade notes receivable, net	320,711	285,638
Inventories	197,788	180,700
Deposits for precious metals	55,808	112,434
Deferred income taxes	19,277	19,618
Other receivables	39,460	27,795
Other current assets	6,416	7,180

Total current assets	669,192	651,872

Property, plant & equipment, net	384,940	432,405
Goodwill	216,326	221,044
Amortizable intangible assets, net	12,443	10,610
Deferred income taxes	132,249	133,705
Other non-current assets	66,277	76,719

Total assets	$1,481,427	$1,526,355

Liabilities and Equity
Current liabilities:
Loans payable and current portion of long-term debt	$5,066	$24,737
Accounts payable	206,172	196,038
Income taxes	21,937	7,241
Accrued payrolls	30,581	20,894
Other current liabilities	92,940	72,039

Total current liabilities	356,696	320,949

Long-term debt, less current portion	347,707	398,720
Postretirement and pension liabilities	198,606	203,743
Deferred income taxes	1,286	1,124
Other non-current liabilities	26,342	31,897

Total liabilities	930,637	956,433

Series A convertible preferred stock	9,427	9,427

Shareholders’ equity	531,840	550,226
Noncontrolling interests	9,523	10,269

Total liabilities and equity	$1,481,427	$1,526,355

Ferro Corporation and Consolidated Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months		Six Months Ended June
	Ended June 30,		30,
(Dollars in thousands)	2010	2009	2010	2009
Cash flows from operating activities
Net income (loss)	$7,594	($11,188)	$6,782	($31,159)
Depreciation and amortization	21,075	22,744	41,251	41,353
Precious metals deposits	51,066	(14,954)	56,626	(80,426)
Accounts and trade notes receivable	(16,281)	(12,934)	(55,751)	3,743
Inventories	(8,456)	28,916	(26,853)	75,512
Accounts payable	1,970	29,107	27,142	(37,894)
Other changes in current assets and liabilities, net	17,324	(6,311)	16,895	(15,781)
Other adjustments, net	9,876	1,789	25,680	4,527

Net cash provided by (used for) continuing operations	84,168	37,169	91,772	(40,125)
Net cash used for discontinued operations	0	(116)	0	(361)

Net cash provided by (used for) operating activities	84,168	37,053	91,772	(40,486)

Cash flows from investing activities
Capital expenditures for property, plant and equipment	(7,675)	(20,348)	(16,298)	(22,969)
Proceeds from business combination	5,887		5,887
Proceeds from sale of assets	(152)	27	317	72

Net cash used for investing activities	(1,940)	(20,321)	(10,094)	(22,897)

Cash flow from financing activities
Net (repayments) borrowing under loans payable	(17,606)	27,981	(18,787)	28,945
Proceeds from revolving credit facility	59,040	154,375	205,140	434,624
Principal payments on revolving credit facility	(61,640)	(198,073)	(206,840)	(384,727)
Principal payments on term loan facility	(50,000)	(763)	(50,000)	(1,525)
Debt issue costs	0	(1,262)	0	(9,367)
Cash dividends paid	(165)	(28)	(330)	(636)
Other financing activities	722	2,018	974	2,135

Net cash (used for) provided by financing activities	(69,649)	(15,752)	(69,843)	69,449
Effect of exchange rate changes on cash and cash equivalents	(541)	1,441	(610)	1,235

Increase in cash and cash equivalents	12,038	2,421	11,225	7,301
Cash and cash equivalents at beginning of period	17,694	15,071	18,507	10,191

Cash and cash equivalents at end of period	$29,732	$17,492	$29,732	$17,492

Cash paid during the period for:
Interest	$7,487	$12,237	$20,766	$25,792
Income taxes	$4,325	$1,740	$9,830	$5,635

Ferro Corporation and Consolidated Subsidiaries
Supplemental Information

Segment Net Sales Excluding Precious Metals and
Reconciliation of Sales Excluding Precious Metals to Net Sales (Unaudited)

(Dollars in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Electronic Materials	$86,659	$50,281	$162,736	$98,267
Performance Coatings	142,078	117,271	270,229	225,686
Color and Glass Perf. Materials	91,396	71,872	183,030	136,222
Polymer Additives	79,664	62,998	154,140	122,445
Specialty Plastics	43,359	36,934	81,732	71,793
Pharmaceuticals	6,100	5,092	11,360	10,102

Total Segment Sales excluding Precious Metals	449,256	344,448	863,227	664,515

Sales of precious metals	94,229	54,829	173,123	92,571

Total net sales	$543,485	$399,277	$1,036,350	$757,086

It should be noted that segment sales excluding precious metals is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The sales are presented here to exclude the impact of volatile precious metal raw material costs. The precious metal raw material costs are generally passed through directly to customers with minimal margin. The Company believes this data provides investors with additional information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.